Exhibit 99

NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386 USA
952-443-2500

CONTACTS:	For Immediate Release
Mack V. Traynor III, CEO Douglas J. Nesbit, CFO

HEI Inc. Will Retain New Independent Auditor for Year Ended August 31, 2005

No Disagreements or Issues with Audit or Financial Statements Noted

     MINNEAPOLIS, October 7, 2004 — HEI, Inc. (Nasdaq: HEII, www.heii.com) today announced that KPMG LLP has advised the company that it will not stand for re-election as independent auditor of HEI for the fiscal year ending August 31, 2005, and that the relationship between HEI and KPMG will cease effective upon the completion of the current fiscal year audit and the filing of the Annual Report on Form 10K. HEI’s Form 8-K filing with the Securities and Exchange Commission cited no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

     Mack V. Traynor III, Chief Executive Officer of HEI, made the following statement: “KPMG will continue with its audit efforts for fiscal 2004 through the filing of our Annual Report on Form 10K for the fiscal year ended August 31, 2004. KPMG has informed us that its decision not to stand for re-election is not the result of any disagreements between them and HEI. Our Audit Committee is moving ahead with its interviews of independent accounting firms to replace KPMG and expect that a formal change will occur as soon as reasonably practicable.”

     HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturable product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Operations	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
Advanced Medical Operations	4801 North 63rd Street, Boulder, CO 80301
High Density Interconnect Operations	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Operations	1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the retention of a new audit firm, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, HEI’s ability to satisfy financial or other obligations or covenants set forth in its banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Operations, collection of outstanding debt, HEI’s ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI’s SEC filings. HEI undertakes no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.